EXHIBIT 10.56

DARDEN RESTAURANTS, INC.
2015 OMNIBUS INCENTIVE PLAN

FY 2016 RESTRICTED STOCK UNIT AWARD AGREEMENT
(United States)

This Restricted Stock Unit Award Agreement (the “Agreement”) is between Darden Restaurants, Inc., a Florida corporation (the “Company” or “Corporation”), and you, a person notified by the Company, and identified in the Company’s records, as the recipient of an Award of Restricted Stock Units during the Company’s fiscal year 2016. This Agreement is effective as of the Grant Date communicated to you and set forth in the Company’s records.

The Company wishes to award to you a number of Restricted Stock Units, subject to certain restrictions as provided in this Agreement, in order to carry out the purpose of the Company’s 2015 Omnibus Incentive Plan (the “Plan”).

Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you hereby agree as follows:

1.	Award of Restricted Stock Units.

The Company hereby grants to you, effective as of the Grant Date, an Award of Restricted Stock Units for that number of Restricted Stock Units communicated to you and set forth in the Company’s records (the “RSUs”), on the terms and conditions set forth in such communications, this Agreement and the Plan. Each RSU represents the right to receive, on the vesting date or dates set forth in Sections 3 and 4 hereof, one share of Stock.

2.	Rights with Respect to the RSUs.

The RSUs granted hereunder do not and shall not give you any of the rights and privileges of a shareholder of Stock. Your rights with respect to the RSUs shall remain forfeitable at all times prior to the date or dates on which such rights become vested, and the restrictions with respect to the RSUs lapse, in accordance with Sections 3 or 4 hereof. Your right to receive cash payments and other distributions with respect to the RSUs is more particularly described in Sections 7(b) and (c) hereof.

3.	Vesting.

Subject to the terms and conditions of this Agreement, the RSUs shall vest, and the restrictions with respect to the RSUs shall lapse, 100% on the third anniversary of the Grant Date if you remain continuously employed by the Company or an Affiliate until the respective vesting dates.

4.	Early Vesting; Forfeiture.

If you cease to be employed by the Company or an Affiliate prior to the vesting of the RSUs pursuant to Section 3 hereof, your rights to all of the unvested RSUs shall be immediately and irrevocably forfeited, including the right to receive cash payments and other distributions pursuant to Sections 7(b) and (c) hereof, except that:

(a)If, within two years after the date of the consummation of a Change in Control that occurs after the Grant Date, the Company terminates your employment for any reason other than for Cause, death or Disability, or you terminate employment for Good Reason, you shall become immediately and unconditionally vested in all RSUs and the restrictions with respect to all of the RSUs shall lapse.

(b)If (i) the Company or an Affiliate terminates your employment involuntarily and not for Cause prior to the vesting of the RSUs pursuant to Section 3 hereof, (ii) your combined age and years of service with the Company or an Affiliate (pursuant to the method for crediting service under the Darden Savings Plan) equal at least 70 and (iii) you were not designated as an officer-level employee in the Company payroll system with the Peoplesoft identifier “OFC” or its equivalent on the Grant Date, then the RSUs will vest on a pro rata basis on the date of your termination of employment, based on the number of full months of employment completed from the Grant Date to the date of your termination of employment divided by the number of full months in the vesting period for any unvested RSUs, and your rights to all of the unvested RSUs shall be immediately and irrevocably forfeited;

(c)If you retire on or after age 65 with five years of service with the Company or an Affiliate (pursuant to the method for crediting service under the Darden Savings Plan) (“Normal Retirement”) prior to the vesting of the RSUs pursuant to Section 3 hereof, you shall become immediately and unconditionally vested in all RSUs and the restrictions with respect to all RSUs shall lapse on the date of your Normal Retirement;

(d)If you retire on or after age 55 with ten years of service with the Company or an Affiliate (pursuant to the method for crediting service under the Darden Savings Plan) but before Normal Retirement (“Early Retirement”) and you were not designated as an officer-level employee in the Company payroll system with the Peoplesoft identifier “OFC” or its equivalent on the Grant Date, the RSUs will vest on a pro rata basis on the date of your Early Retirement, based on the number of full months of employment completed from the Grant Date to the date of your Early Retirement divided by the number of full months in the vesting period for any unvested RSUs, and your rights to all of the unvested RSUs shall be immediately and irrevocably forfeited;

(e)If you die prior to the vesting of the RSUs pursuant to Section 3 hereof, you shall become immediately and unconditionally vested in all RSUs and the restrictions with respect to all RSUs shall lapse on the date of your death. No transfer by will or the Applicable Laws of descent and distribution of any RSUs which vest by reason of your death shall be effective to bind the Company unless the Committee administering the Plan shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer; or

(f)If you become Disabled (as defined below) prior to the vesting of the RSUs pursuant to Section 3 hereof, you shall become immediately and unconditionally vested in all RSUs and the restrictions with respect to all RSUs shall lapse on the date on which the Committee administering the Plan makes the determination that you are Disabled. For purposes of this Agreement, “Disabled” or “Disability” means you have a disability due to illness or injury which is expected to be permanent in nature and which prevents you from performing the material duties required by your regular occupation, all as determined by the Committee administering the Plan. If you have met the age and service conditions set forth in Sections 4(c) or 5(d) at the time of becoming Disabled, then such disability shall only accelerate the payment of (and the lapse of restrictions with respect to) RSUs which are no longer subject to a substantial risk of forfeiture if the disability constitutes a “disability” within the meaning of Code Section 409A (and the guidance issued thereunder) (a “Section 409A Disability”). If the disability does not qualify as a Section 409A Disability, and you have met the foregoing age and service conditions, this Section 4(f) shall not apply to you and the RSUs shall be paid (and the restrictions with respect thereto shall lapse) at the time otherwise provided for under this Agreement.

(g)For purposes of this Agreement, “Good Reason” means:

(i)without your express written consent, (a) the assignment to you of any duties inconsistent in any substantial respect with your position, authority or responsibilities as in effect during the 90-day period immediately preceding the date of the consummation of a Change in Control or (b) any other substantial adverse change in such position (including titles), authority or responsibilities; or

(ii)a material reduction in your base salary, target annual bonus opportunity, long-term incentive opportunity or aggregate employee benefits as in effect immediately prior to the date of the consummation of a Change in Control, other than (a) an inadvertent failure remedied by the Company promptly after receipt of notice thereof given by you or (b) with respect to aggregate employee benefits only, any such failure resulting from an across-the-board reduction in employee benefits applicable to all similarly situated employees of the Company generally.

You shall only have Good Reason if (A) you have provided notice of termination to the Company of any of the foregoing conditions within ninety (90) days of the initial existence of the condition, (B) the Company has been given at least thirty (30) days following receipt of such notice to cure such condition, and (C) if such condition is not cured within such thirty (30) day period, you actually terminate employment within sixty (60) days after the notice of termination. Your mental or physical incapacity following the occurrence of an event described above in clauses (i) or (ii) shall not affect your ability to terminate employment for Good Reason and your death following delivery of a notice of termination for Good Reason shall not affect your estate’s entitlement to settlement of the RSUs as provided hereunder upon a termination of employment for Good Reason.

5.	Restriction on Transfer.

Except as contemplated by Section 4(e) hereof, none of the RSUs may be sold, assigned, transferred, pledged, attached or otherwise encumbered, and no attempt to transfer the RSUs, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the RSUs.

6.	Financial Restatements.

This Section 6 only applies to you if at any time you were or are designated as an executive officer of the Company. Notwithstanding the provisions of Sections 3, 4 and 7 of this Agreement, if (a) the Company is required to restate its financial statements due to fraud and (b) the Committee administering the Plan determines that you have knowingly participated in such fraud, then the Committee may, in its sole and absolute discretion, at any time within two years following such restatement, require you to, and you shall immediately upon notice of such Committee determination, repay to the Company any shares of Stock, cash payments or other property received by you or your personal representative pursuant to Sections 7(b) and (c) of this Agreement, return to the Company any shares of Stock received by you or your personal representative from the payment of the RSUs pursuant to Section 7 of this Agreement and pay to the Company in cash the amount of any proceeds received by you or your personal representative from the disposition or transfer of, and any dividends and other distributions of cash or property received by you or your personal representative with respect to, any shares of Stock received by you or your personal representative from the payment of the RSUs pursuant to Section 7 of this Agreement, in each case during the period commencing two years before the beginning of the restated financial period and ending on the date of such Committee determination. In addition, all of your rights to RSUs that are not vested on the date that the Committee makes such determination shall be immediately and irrevocably forfeited, including the right to receive cash payments and other distributions on such RSUs pursuant to Sections 7(b) and (c) of this Agreement. Notwithstanding anything to the contrary in this Section 6, the Committee shall have the authority and discretion to make any determination regarding the specific implementation of this Section 6 with respect to you.

7.	Payment of RSUs; Issuance of Stock.

(a)No shares of Stock shall be issued to you (or your beneficiary or, if none, your estate in the event of your death) prior to the date on which the applicable RSUs vest, in accordance with the terms and conditions communicated to you and set forth in the Company’s records. After any RSUs vest pursuant to Sections 3 or 4 hereof, the Company shall promptly, but no later than 30 days following the applicable vesting date, cause to be issued in your name one share of Stock for each RSU and pay to you any accumulated distributions pursuant to Sections 7(b) and (c) hereof, in each case less any applicable withholding taxes; provided, however, that any distribution (including any distribution of amounts otherwise described in Sections 7(b) and (c) below) to any “specified employee” as determined in accordance with procedures adopted by the Company that reflect the requirements of Code Section 409A(a)(2)(B)(i) (and any applicable guidance thereunder) on account of a separation from service shall be made as soon as practicable after the first day of the seventh month following such separation from service (or, if earlier, the date of the specified employee’s death). The Company will not deliver any fractional share of Stock but will pay, in lieu thereof, the Fair Market Value of such fractional share of Stock.

(b)On each date on which shares of Stock under Section 7(a) are delivered to you (or your beneficiary or, if none, your estate in the event of your death), the Company shall also deliver to you (or your beneficiary or, if none, your estate in the event of your death) the number of additional shares of Stock, the number of any other securities of the Company and the value or actual issuance of any other property (in each case as determined by the Committee) (except for cash dividends and other cash distributions), in each case that the Company would have distributed to you during the period commencing on the Grant Date and ending on the applicable vesting date in respect of the shares of Stock that are being delivered to you under Section 7(a) had such shares been issued to you on the Grant Date, without interest, and less any tax withholding amount applicable to such distribution. To the extent that the RSUs are forfeited prior to vesting, the right to receive such distributions shall also be forfeited.

(c)On each date on which shares of Stock under Section 7(a) are delivered to you (or your beneficiary or, if none, your estate in the event of your death), the Company shall make a cash payment to you (or your beneficiary or, if none, your estate in the event of your death) equal to the aggregate amount of cash dividends and other cash distributions that the Company would have paid to you during the period commencing on the Grant Date and ending on the applicable vesting date in respect of the shares of Stock that are being delivered to you under Section 7(a) had such shares been issued to you on the Grant Date, without interest, and less any applicable withholding taxes. To the extent that the RSUs are forfeited prior to vesting, the right to receive such cash payment shall also be forfeited.

8.	Adjustments.

In the event that the Committee administering the Plan shall determine that any dividend or other distribution (whether in the form of cash, shares of Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company or other similar corporate transaction or event affects the Stock such that an adjustment of the RSUs is determined by the Committee administering the Plan to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Committee shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the number and type of shares subject to the RSUs.

9.	Taxes.

(a)You acknowledge that you will consult with your personal tax advisor regarding the income tax consequences of the grant of the RSUs, the receipt of cash payments and other distributions pursuant to Sections 7(b) and (c) hereof, the vesting of the RSUs and the receipt of shares of Stock upon the vesting of the RSUs, and any other matters related to this Agreement. In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you.

(b)In accordance with the terms of the Plan, and such rules as may be adopted by the Committee administering the Plan, you may elect to satisfy any applicable tax withholding obligations arising from the vesting of the RSUs and the corresponding receipt of shares of Stock and cash payments by (i) delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company),
(i)having the Company withhold a portion of the shares of Stock or cash otherwise to be delivered having a Fair Market Value equal to the amount of such taxes, or
(ii)delivering to the Company shares of Stock having a Fair Market Value equal to the amount of such taxes. The Company will not deliver any fractional share of Stock but will pay, in lieu thereof, the Fair Market Value of such fractional share of Stock. Your election must be made on or before the date that the amount of tax to be withheld is determined. The maximum number of shares of Stock that may be withheld to satisfy any applicable tax withholding obligations arising from the vesting and settlement of the RSUs may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any federal, state, or local taxing authority with respect to such vesting and settlement of the RSUs, or such greater amount as may be permitted under applicable accounting standards.

10.	General Provisions.

(c)    Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon your request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest. To the extent that any Award granted by the Company is subject to Code Section 409A, such Award shall be subject to terms and conditions that comply with the requirements of Code Section 409A to avoid adverse tax consequences under Code Section 409A.

(d)    No Right to Employment. Nothing in this Agreement or the Plan shall be construed as giving you the right to be retained as an employee of the Company or any Affiliate. In addition, the Company or an Affiliate may at any time dismiss you from employment, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.

(e)    Reservation of Shares. The Company shall at all times prior to the vesting of the RSUs reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements of this Agreement.

(f)    Securities Matters. The Company shall not be required to deliver any shares of Stock until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(g)    Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(f)    Arbitration. the parties agree that any dispute between the parties regarding this Agreement shall be submitted to binding arbitration in Orlando, Florida pursuant to the Darden dispute resolution program.

(g)    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida (without giving effect to the conflict of law principles thereof). Subject to Section 11(f) hereof, you agree that the state and federal courts of Florida shall have jurisdiction over any litigation between you and the Company regarding this Agreement, and you expressly submit to the exclusive jurisdiction and venue of the federal and state courts sitting in Orange County, Florida.

(h)    Notices. You should send all written notices regarding this Agreement or the Plan to the Company at the following address:

Darden Restaurants, Inc.
Supervisor, Stock Compensation Plans 1000 Darden Center Drive
Orlando, FL 32837

(i)    Award Agreement and Related Documents. This RSU Award Agreement shall have no force or effect unless you have been notified by the Company, and identified in the Company’s records, as the recipient of a RSU Grant. You are not required to execute this Agreement, but you will have 60 days from the Grant Date to notify the Company of any issues regarding the terms and conditions of this Agreement; otherwise, you will be deemed to agree with them. In connection with your RSU grant and this Agreement, the following additional documents were made available to you electronically, and paper copies are available on request directed to the Company’s Compensation Department: (i) the Plan; and (ii) a Prospectus relating to the Plan.